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                                                                    Exhibit 12.1

                         CABLEVISION SYSTEMS CORPORATION

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS AND DEFICIENCY OF EARNINGS AVAILABLE TO COVER FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS

                                                    SIX MONTHS ENDED
                                                        JUNE 30,                          YEARS ENDED DECEMBER 31,
                                                ----------------------   ----------------------------------------------------------
                                                   2001        2000         2000         1999       1998        1997        1996
                                                   ----        ----         ----         ----       ----        ----        ----
Earnings:
  Income/(Loss) from
   continuing operations before income taxes    $1,742,576   $(287,243)  $  229,253   $(800,607)  $(448,504)  $ (12,104)  $(459,859)
                                                ----------   ---------   ----------   ---------   ---------   ---------   ---------

Add:
     Equity in net loss of affiliates               11,343       2,269       16,685      19,234      37,368      27,165      82,028
     Minority Interests                            306,402      86,855      164,679     120,524     124,677     209,461     137,197
     Fixed charges per (B) below                   375,098     371,948      771,843     677,426     620,102     529,969     406,217

     Amortization of previously
           capitalized interest                         --          --           --          --          --          --          --

Deduct:
     Interest capitalized during period                 --          --           --          --          --          --          --
     Preferred stock dividend requirements         (87,258)    (80,529)    (165,304)   (170,087)   (161,872)   (148,767)   (127,780)
                                                ----------   ---------   ----------   ---------   ---------   ---------   ---------
    Earnings for computation
            purposes (A)                        $2,348,161   $  93,300   $1,017,156   $(153,510)  $ 171,771   $ 605,724   $  37,803
                                                ==========   =========   ==========   =========   =========   =========   =========

Fixed Charges:
       Interest on indebtedness,
       expensed or capitalized,
       including amortization of
       debt expense                                269,991     271,547      569,251     470,549     426,402     368,700     268,177

Preferred stock dividend requirements               87,258      80,529      165,304     170,087     161,872     148,767     127,780

Portion of rents (D)
       representative of the
       interest factor                              17,849      19,872       37,288      36,790      31,828      12,502      10,260
                                                ----------   ---------   ----------   ---------   ---------   ---------   ---------

Fixed Charges for
        computation purposes (B)                $  375,098   $ 371,948   $  771,843   $ 677,426   $ 620,102   $ 529,969   $ 406,217
                                                ==========   =========   ==========   =========   =========   =========   =========

Ratio of earnings to fixed
        charges (A)/(B)                               6.26          --         1.32          --          --        1.14          --
                                                ==========   =========   ==========   =========   =========   =========   =========

Deficiency of earnings
        available to cover fixed
        charges                                 $       --   $(278,648)  $       --   $(830,936)  $(448,331)  $      --   $(368,414)
                                                ==========   =========   ==========   =========   =========   =========   =========
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